Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 21, 2005 (the “Effective Date”), is entered into among ACE CASH EXPRESS, INC., a Texas corporation (“Purchaser”), POPULAR CASH EXPRESS, INC., a Delaware corporation (“PCE”), POPULAR CASH EXPRESS — CALIFORNIA, INC., a California corporation (“PCEC”; PCE and PCEC are collectively referred to herein as “Seller”), and POPULAR NORTH AMERICA, INC., a Delaware corporation (“Shareholder”). Purchaser, Seller and Shareholder are collectively referred to herein as the “Parties.”
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used or useful in or relating to the check-cashing and related business operations conducted by Seller at the locations (the “Locations”) set forth on Schedule 1 (the check-cashing and related business operations conducted by Seller at such Locations being referred to herein as the “Business”), in accordance with this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1.
PLAN OF ACQUISITION
     1.1. Acquisition of Assets.
          (a) Upon the terms and conditions stated in this Agreement, Seller hereby agrees to sell, and Purchaser hereby agrees to acquire, all of the assets, business, properties, goodwill, and rights of Seller of every kind and character, whether real or personal, tangible or intangible, owned or leased, of or relating to the Business, free and clear of all Liens (as defined in Section 2.8(b)) other than Permitted Liens (as defined in Section 2.8(c)), excluding only the Excluded Assets (as defined in Section 1.1(b)). The items being sold and purchased are collectively referred to herein as the “Assets.” Without limiting the foregoing, the Assets include:
     (i) All of the properties and assets described on Exhibit A attached hereto and made a part hereof;
     (ii) All rights in any data processing systems and equipment used or useful in the Business, including computer software, databases and related documentation (excluding therefrom the Prime Solutions software and computer hardware (other than computer monitors)) and all of Seller’s operational manuals (excluding therefrom, however, manuals and operating procedures relating to Seller’s compliance with applicable laws, orders and regulations);
     (iii) All client, customer and supplier lists related to the Business;

     (iv) All rights of Seller in and to the use of all telephone and facsimile numbers used in or for the Business and related goodwill, including, without limitation, the benefit of the existing telephone listings and advertising;
     (v) All furniture, fixtures and leasehold improvements used or useful in the Business, including mailboxes;
     (vi) All rights of Seller under the contracts set forth on Exhibit B attached hereto and made a part hereof (collectively, the “Assumed Contracts”), including, without limitation, the Real Property Leases (as defined in Section 2.26) and all security deposits relating to the Real Property Leases, all personal property leases relating to the business (the “Personal Property Leases”) and all security deposits with respect to the Personal Property Leases and the Subleases (as defined in Section 2.27) and all security deposits with respect to the Subleases;
     (vii) All other intangible properties and assets of the Business (except for the Intangibles (as defined below));
     (viii) All accrued, asserted or unasserted claims of Seller against third parties relating to the continuing operation of the Business or the Assets, but excluding the accounts receivable that are part of the Excluded Assets;
     (ix) All prepaid expenses and deposits of or for the Business;
     (x) Customer checks cashed before a Closing Date (as hereinafter defined) with respect to a Location that are returned unpaid and that have not been transferred to a third-party collector; and
     (xi) All files, books and records of all kinds and forms regarding the foregoing (except for those books and records that are identified as Excluded Assets).
          (b) The Assets sold and acquired hereunder shall not include any of the following (collectively, the “Excluded Assets”):
     (i) Seller’s cash on hand and bank accounts and corresponding checks;
     (ii) Seller’s proceeds of all checks cashed by Seller before a Closing Date as part of the Business;
     (iii) Seller’s inventory of money orders, lottery tickets, bus passes, telephone cards, credit cards, and other items for sale (other than pagers and paging equipment);
     (iv) Seller’s prepaid postage;
     (v) Seller’s minute books and other similar corporate records;

     (vi) Except for the Assumed Contracts, Seller’s contracts, agreements, and leases, including, without limitation, contracts for armored transport services, for alarm systems at the Locations, for vending and other equipment and for local Yellow Pages or other telephone book advertising (though Purchaser shall be entitled to the benefits of existing advertising thereunder), Seller’s agreements with any money transfer company or its affiliates and Seller’s agreements with any money order company or its affiliates (collectively, the “Non-Assumed Contracts”);
     (vii) Seller’s vending machines;
     (viii) Seller’s accounts receivable;
     (ix) All accrued, asserted or unasserted claims of Seller against third parties unrelated to the continuing operation of the Business or the Assets;
     (x) Seller’s fee simple title and interest in and to the real property on which Seller’s Store #19 at 700 N.W. 79th Street, Miami, Florida 33150 is located (the “Excluded Florida Real Property”);
     (xi) Seller’s fee simple title and interest in and to the real property located at and known as 8980 Scranton Avenue, Houston, Texas 77057;
     (xii) All of Seller’s registered and unregistered names (including all of Seller’s rights to any names, including “Popular Cash Express”, whether used as part of corporate names, trademarks, trade names or otherwise), trade names, brand names, trademarks, trade styles, service marks, trade secrets, copyrights, corporate names, fictitious names, logos, trade dress, web sites, domain names, computer programs and other software, know how, methods and processes of Seller used in the conduct of the Business, all other general intangible assets and intellectual property of Seller and the Business (collectively, the “Intangibles”);
     (xiii) All computer hardware (excluding computer monitors) at the Locations; provided, however, that Purchaser shall assemble all such computer hardware after each Closing and shall deliver such computer hardware to a location(s) designated by Seller. The cost of transporting such computer hardware shall be borne by Seller provided Seller shall have reviewed and approved the cost estimate obtained by Purchaser for such purpose; and
     (xiv) All hardware (including, without limitation, all routers) and software relating to the voice over internet protocol (“VOIP”) systems utilized by Seller at the Locations operated by Seller in the State of California.
          (c) As full consideration for the Assets and for the noncompetition and nonsolicitation agreements of Seller and Shareholder set forth in this Agreement (the “Noncompetition Agreements”), Purchaser shall pay Seller the following amounts (collectively, the “Purchase Price”) at each Closing (as hereinafter defined) for a Location as follows. The aggregate Purchase Price for the acquisition of all Locations shall be $36,000,000 of which

$13,500,000 of such amount shall be in the form of cash (the “Cash Amount”) and $22,500,000 of such amount shall be in the form of Convertible Notes (as hereinafter defined) (the “Convertible Note Amount”), subject in each case to adjustment as set forth below:
     (i) On the first Closing Date (the “First Closing Date”), for the Acquired Locations acquired on such First Closing Date, an amount in cash up to a maximum of $10,000,000 (subject to adjustment as set forth in Section 1.1(c)(iii) below) equal to the sum of the amounts attributable to such Acquired Locations on the Phased Closing Schedule (as hereinafter defined), and if such amounts exceed $10,000,000 (subject to adjustment as set forth in Section 1.1(c)(iii) below), then the balance to be paid in the form of the execution and delivery by Purchaser to Seller of a promissory note (a “Convertible Note”) with a face amount equal to such excess amount. Such Convertible Note will provide for an interest rate, right to convert into common stock of Purchaser (the “Common Stock”) and certain other terms and conditions more particularly described on Exhibit C attached hereto and made a part hereof, subject to any revisions requested by the Lenders under the ACE Credit Agreement (as hereinafter defined);
     (ii) On each Closing Date occurring after the First Closing Date, for the Locations acquired on such Closing Date (together with Locations acquired on the First Closing Date, the “Acquired Locations”), an amount: (A) in cash equal to the sum of the amounts attributable to such Acquired Locations on the Phased Closing Schedule (provided that the aggregate amount of cash paid at the First Closing Date and all subsequent Closing Dates shall not exceed $10,000,000 (subject to adjustment as set forth in Section 1.1(c)(iii) below)), and (B) to the extent that the cash paid in clause (A) is insufficient to pay the amount owed for the Locations acquired on such Closing Date, a Convertible Note with a face amount equal to such excess amount; and
     (iii) Notwithstanding anything to the contrary in this Section 1.1(c), in the event that, at the First Closing Date, the Convertible Note Ownership Percentage (as defined below) is equal to or greater than five percent (5%), then the Cash Amount portion of the Purchase Price shall be increased, and the Convertible Note Amount portion of the Purchase Price shall be decreased, on a dollar for dollar basis, such that the Convertible Note Ownership Percentage at the First Closing Date is less than five percent (5%). “Convertible Note Ownership Percentage” means the (A) the number of shares (the “Issuable Shares”) of common stock of Purchaser which Seller would have the right to acquire upon conversion of Convertible Notes, assuming that $22,500,000 of Convertible Notes were issued at the First Closing Date, divided by (B) (1) the number of outstanding shares of the common stock of Purchaser at the First Closing Date, plus (2) the number of Issuable Shares
     1.2. Liabilities Not Assumed. Except as provided in Section 1.3 below, Purchaser does not assume, and shall not be responsible for, the payment, performance, or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising. Without limiting the preceding sentence, Seller, and not Purchaser, shall be responsible for (i) any and all liabilities, responsibilities, expenses and obligations relating to the Business or the Assets (or any part thereof) at an Acquired Location incurred, accruing or arising before the Closing Date with respect to each such Acquired Location, even if not asserted until on or after such Closing Date, (ii) any and all liabilities, responsibilities and obligations relating to the Excluded Assets, including the Non-Assumed Contracts and all liabilities and obligations thereunder, and (iii) any and all accrued and unperformed liabilities, responsibilities, expenses and obligation relating to the Assumed Contracts with respect to any Acquired Location that first accrued before the Closing Date with respect to such Acquired Location.
     1.3. Purchaser’s Liabilities. Purchaser shall pay, perform and discharge, and Seller shall not be responsible for, the following liabilities relating to the business conducted by Purchaser at an Acquired Location on and after the Closing Date with respect to such Acquired Location:
          (a) All United States federal and state income tax liabilities based on the income of Purchaser as the result of Purchaser’s operations at such Acquired Locations on and after the applicable Closing Date with respect to such Acquired Locations.
          (b) All trade payables for such Acquired Locations first arising or accruing on and after the applicable Closing Date with respect to such Acquired Locations.
          (c) Liabilities and obligations under the Assumed Contracts (including, without limitation, the Real Property Leases and the Personal Property Leases) for such Acquired Locations first arising or accruing on and after the applicable Closing Date with respect to such Acquired Locations.
          (d) All obligations for salary and benefits due to employees of Purchaser relating to such Acquired Locations first arising or accruing on and after the applicable Closing Date with respect to such Acquired Locations.
          (e) All other costs and expenses incurred in the operation of the Business at each Acquired Location first arising or accruing on or after the applicable Closing Date with respect to such Acquired Location except to the extent they are Seller’s or Shareholder’s responsibility, obligation or liability under the terms of this Agreement or any of the Exhibits or Schedules hereto as executed.
     1.4. Closing. The transfer of ownership of the Assets from Seller to Purchaser as described in this Agreement with respect to an Acquired Location shall occur as of the date (individually, a “Closing Date” and collectively, the “Closing Dates”) set forth for such Acquired Location on Schedule 1.4 (the “Phased Closing Schedule”). Closings to document and evidence the transactions in this Agreement (each, a “Closing” as to an Acquired Location and collectively, the “Closings”) shall occur pursuant to the Phased Closing Schedule (assuming the satisfaction of the conditions set forth in Article 6). Delivery of the documents at each Closing Date may be made by telecopy and (to some extent) in person at one or more locations agreed upon by the Parties. The original or definitive copies of documents delivered by telecopy shall be sent by the delivering Party to the other Party or Parties by courier within three (3) Business Days after each Closing Date.
     1.5. Phased Closing Schedule. The Parties shall consummate the Closings pursuant to the Phased Closing Schedule on Schedule 1.4. Seller shall deliver possession of each Acquired Location to be delivered to Purchaser pursuant to the Phased Closing Schedule at the beginning of business on the Closing Date identified in the Phased Closing Schedule. Upon completion of delivery by Seller of each Acquired Location, Purchaser shall (i) pay to Seller the Closing Amount for such Acquired Locations and (ii) execute and deliver to Seller the Convertible Note attributable to such Acquired Locations. Purchaser’s acquisition of the Business and Assets with respect to the Acquired Locations on a Closing Date shall be effective as of the beginning of business on such Closing Date. Seller shall be entitled to all revenues of the Acquired Locations transferred on a Closing Date for the period through the day before such Closing Date and Purchaser shall be entitled to all revenues of such Acquired Locations as of such Closing Date. Seller shall be responsible for all costs and expenses of operations at the Acquired Locations transferred on a Closing Date through the day before such Closing Date and Purchaser shall be responsible for all costs and expenses of operations at such Acquired Locations as of such Closing Date. The Parties acknowledge the possibility that, due to damage to or destruction of a Location or the failure to satisfy any or all of the conditions set forth in Section 6.1, a Location contemplated by this Agreement to be acquired by and delivered to Purchaser on a Closing Date may not be so acquired and delivered on such Closing Date. To the extent that there is not a Closing for a Location as a result of the foregoing, the Parties shall proceed with the Closing as to all other Locations to be transferred on such Closing Date pursuant to the Phased Closing Schedule and postpone the Closing with respect to the other Locations until such time as Purchaser determines in its reasonable discretion that Seller has repaired or replaced such damaged or destroyed Locations or the conditions set forth in Schedule 6.1 have been satisfied, as applicable (at which time the Closing for such other Locations shall occur in accordance with this Agreement). If such damaged or destroyed Locations have not been repaired or replaced or if the conditions set forth in Schedule 6.1 with respect to a Closing have not been satisfied to the reasonable satisfaction of Purchaser on or before ninety (90) days after the scheduled Closing Date for such Locations, Purchaser may, at its option, notify Seller in writing that it elects to terminate the Agreement with respect to such Location (each, a “Terminated Location” and collectively, the “Terminated Locations”), in which event Purchaser shall not acquire such Terminated Locations and the Purchaser Price shall be reduced by the value attributable to each such Terminated Locations on Schedule 1.4. The parties acknowledge that the inability of Seller to obtain a landlord’s consent to the assignment of a Real Property Lease on a certain Closing Date shall not constitute a default hereunder, provided that the total number of Locations affected by such inability does not exceed fifteen (15).
     1.6. Basic Prorations; Utilities; Taxes. As of each Closing Date for an Acquired Location, the personal property and real estate taxes for such Acquired Locations, the base rent for the current month under each Real Property Lease or the Excluded Florida Real Property Lease for such Acquired Locations and water, gas, electricity and other utilities and common area maintenance reimbursements to the landlords under each Real Property Lease and the Excluded Florida Real Property Lease for such Acquired Locations, except (in any case) for any tax or expense relating to an obligation not assumed by Purchaser for such Acquired Location, shall be prorated between Purchaser and Seller. Personal property and real estate taxes for 2005 shall be prorated on the basis of actual amounts billed for such year or, if not so billed, on the basis of 100% of actual taxes assessed or levied in 2004, adjusted to reflect changes in assessments or rates of taxes known to be in effect for 2005. In addition, there shall be a proration between Purchaser and Seller as of each Closing Date for an Acquired Location with respect to charges under other Assumed Contracts for such Acquired Locations. The items prorated in accordance with this Section 1.6 shall be prorated, based on a daily average, in accordance with the number of days in the month, the year, or other applicable time period within which each Closing Date occurs (with the allocation for such Closing Date to Purchaser). The proration payments shall be made, to the extent reasonably practicable, at or promptly after each Closing. This Section 1.6 shall survive each Closing.
     1.7. Further Assurances. After each Closing, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended so to be.
     1.8. Assignment and Assumption of Assumed Contracts. Seller shall assign all of its right, title and interest in and to, and Purchaser will assume, perform and discharge all of Seller’s remaining obligations under, the Assumed Contracts with respect to each Acquired Location from and after the Closing Date for such Acquired Location. Notwithstanding the foregoing, the Assumed Contracts do not include, and nothing in this Agreement will be deemed to constitute an assignment or attempted assignment of, any contract, agreement or license to which Seller is a party if the attempted assignment without the consent of the other party thereto would constitute a breach or affect in any way the rights of Seller thereunder and for which consent has not been obtained (collectively, the “Excluded Contracts”). If the consent of any such other party is not obtained on or prior to the Closing Date with respect to an Acquired Location, or an attempted assignment on the Closing Date would be ineffective and would affect the rights of Seller, or Purchaser as assignee, thereunder, and Purchaser agrees in its sole discretion to waive the conditions set forth in Section 6.1(d), Seller will cooperate with Purchaser in a reasonable arrangement designed to provide for Purchaser the economic benefits, to the extent of Purchaser’s performance of Seller’s obligations, under each Excluded Contract and Purchaser will continue after such Closing to use its commercially reasonable efforts to obtain consent to such assignment.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
     Seller and Shareholder jointly and severally represent and warrant to Purchaser as of the date hereof and, except as otherwise specified herein, as of each Closing Date as follows:
     2.1. Organization, Good Standing and Qualification of Seller and Shareholder. PCE is a corporation validly doing business in, and in good standing under the laws of, the State of Delaware. PCEC is a corporation validly doing business in, and in good standing under the laws of, the State of California. Shareholder is a corporation validly doing business in, and in good standing under the laws of, the State of Delaware.

     2.2. Power and Authority of Seller. Seller has the requisite corporate power and authority, and all licenses and permits from governmental authorities, to own, lease and operate its properties and assets and to carry on its business.
     2.3. Ownership of Seller. Shareholder is the record and beneficial holder of all of the issued and outstanding shares of capital stock of PCE. PCE is the record and beneficial holder of all of the issued and outstanding shares of capital stock of PCEC. There are no outstanding contracts, options, warrants, or commitments of any character whatsoever requiring the issuance, sale or transfer of any shares of capital stock or other equity securities in Seller.
     2.4. Authority and Validity. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery and performance by Seller of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action. Shareholder has the legal capacity to execute, deliver and perform his obligations under this Agreement and the other documents executed by him in connection with this Agreement.
     2.5. Binding Effect. This Agreement and the other documents executed by Seller or Shareholder in connection with this Agreement have been duly executed and delivered by it and are the legal, valid and binding obligations of it, enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and (ii) equitable principles of general applicability.
     2.6. Necessary Approvals and Consents. Other than the consents, approvals and releases of third parties described on Schedule 2.6 hereto that are being delivered by Seller at each Closing, no authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person (including any governmental authority) is required or advisable as a condition to or in connection with the execution, delivery or performance by Seller or Shareholder of this Agreement or the other documents executed by either of them in connection with this Agreement or the consummation by Seller and Shareholder of the transactions contemplated hereby and thereby.
     2.7. No Conflict with Other Instruments. Having obtained the consents, approvals and releases of third parties set forth on Schedule 2.6, neither the execution, delivery or performance by Seller or Shareholder of this Agreement or the other documents executed by either of them in connection with this Agreement nor the consummation by Seller and Shareholder of the transactions contemplated hereby or thereby, will (with or without notice or lapse of time): (i) violate Seller’s Articles of Incorporation or Bylaws; (ii) violate, breach, conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, or other agreement or instrument, including any of the Assumed Contracts, by which Seller or Shareholder is bound or to which the Assets are subject; (iii) result in the imposition of any Lien, security interest, or other restriction upon any of the Assets or upon any attribute of Seller’s ownership interest in any of the Assets; (iv) violate any judgment, order, injunction or decree of any government or governmental authority by which Seller or Shareholder is bound or to which the Assets are subject; or (v) violate any license, authorization or permit issued or granted to

Seller or Shareholder by any government or governmental authority or under any law, statute, rule, regulation or ordinance with respect to the Assets.
     2.8. Title to Assets.
          (a) Seller has good and merchantable title to all of the Assets, including those properties and assets described on Exhibit A. On a Closing Date the representation and warranty set forth in this Section 2.8(a) shall not apply to the Assets that have already been transferred to Purchaser as provided in this Agreement.
          (b) The Assets are owned by Seller free and clear of any lien, claim, or encumbrance (collectively, “Liens”), except as set forth on Schedule 2.8 hereto and except for:
     (i) Liens for taxes, assessments, or other governmental charges not yet delinquent; and
     (ii) statutory Liens incurred in the ordinary course of business of the Business that are not yet delinquent.
On a Closing Date, the representation and warranty set forth in this Section 2.8(b) shall not apply to the Assets that have already been transferred to Purchaser as provided in this Agreement.
          (c) Upon the consummation of the transactions contemplated hereby, Purchaser shall receive good and merchantable title to the Business and the Assets, free and clear of all Liens other than the Liens described in Subsections 2.8(b)(i) and (ii) (the “Permitted Liens”).
          (d) Except for the rights of Seller under the Non-Assumed Contracts (which are not included in the Assets), as of the Closing with respect to a Location Seller shall have conveyed to Purchaser, and Purchaser will own or lease, all assets of Seller necessary to or used or useful in the conduct of the Business as conducted by Seller immediately before the Closing Date for such Location.
     2.9. Condition of Tangible Assets. Except as set forth on Schedule 2.9, the tangible Assets are in good operating condition and repair (except for ordinary wear and tear), are adequate for the uses to which they are being put in the ordinary course of business of the Business, and conform with all applicable laws, regulations and ordinances. On a Closing Date, the representation and warranty set forth in this Section 2.9 shall not apply to the Assets that have already been transferred to Purchaser as provided in this Agreement.
     2.10. Intellectual Property. Except as set forth on Schedule 2.10, Seller owns (free of any Lien) the name “Popular Cash Express” and all logos, trade names and service marks relating thereto (the “Intellectual Property”) without infringing or violating the rights of any other person, and no consent of any other person will be required for the grant by Seller to Purchaser of the License (as defined in Section 4.4 below). No claim has been asserted or, to the knowledge of Seller, threatened by any person that challenges or questions Seller’s ownership or right to use any of the Intellectual Property or challenges or questions the validity or effectiveness of any of the Intellectual Property.

     2.11. Taxes. Subject to non-material deviations and audits, monies required to be withheld by Seller from employees or collected from customers for income taxes, social security, medicare and unemployment insurance taxes, and sales, excise and use taxes with respect to the Business, and all such taxes to be paid by Seller to governmental authorities, have been collected or withheld and paid to the respective governmental authorities, or such monies have been accrued, reserved against and entered upon the books of Seller. All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other tax and information returns and declarations required to have been filed before each Closing Date by Seller with respect to the Business have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein. Seller has paid in full all taxes, penalties, interest and related charges and fees with respect to the Business to the extent such payments were or are required before and as of each Closing Date, and Seller will pay all income taxes, payroll and employee benefits, social security, withholding, sales, use, unemployment insurance taxes, and any and all other taxes and assessments with respect to the Business due and payable by Seller to all city, state, county and federal taxing authorities for periods up to and through the date immediately preceding each Closing Date. Seller does not have any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees with respect to the Business, whether or not assessed. No waivers or extensions of statutes of limitations or deadlines for assessments or collection of taxes with respect to the Business are in effect. Except as described on Schedule 2.11, there are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller with respect to the Business, nor, to the knowledge of Seller and Shareholder, is there any basis for any such action. The tax returns and reports of Seller with respect to the Business have never been audited by the Internal Revenue Service or any other taxing authority. On a Closing Date, the representations and warranties set forth in this Section 2.11 shall not apply to the Business that has already been transferred to Purchaser as provided in this Agreement.
     2.12. Litigation and Government Claims. Except as described on Schedule 2.12, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry (collectively, “Proceedings”), pending or, to the knowledge of Seller or Shareholder, threatened against or affecting Seller or to which the Business or the Assets are subject. None of the pending Proceedings set forth on Schedule 2.12 will, severally or in the aggregate, have an adverse effect on the business, results of operations, assets, or condition, financial or otherwise, of Seller, the Business or the Assets. Seller has delivered to Purchaser correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding set forth on Schedule 2.12. Except as described on Schedule 2.12, there are no Proceedings pending or, to the best knowledge of Seller or Shareholder, threatened or contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Seller regarding the Business or the Assets. None of such threatened or contemplated proceedings or unasserted claims would, severally or in the aggregate, have an adverse effect on the business, results of operations, assets or condition, financial or otherwise, of Seller, the Business or the Assets. On a Closing Date, the representations and warranties set forth in this Section 2.12 shall not apply to the Business on the Assets that have already been transferred to Purchaser as provided in this Agreement.

     2.13. Financial Information.
          (a) As set forth in Schedule 2.13, Seller has delivered to Purchaser financial information with respect to the Business (the “Financial Statements”). The Financial Statements have been prepared from the books and records of Seller maintained in conformity with generally accepted accounting principles applied on a basis consistent with preceding periods and throughout the periods involved (“GAAP”) in all material respects. The Financial Statements present accurately and fairly, in accordance with GAAP, in all material respects the financial information purported to be provided to Purchaser.
          (b) Seller’s books of account relating in any manner to the Business have been kept accurately in the ordinary course of business; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects.
          (c) Except as described in Schedule 2.13(c), Seller has not experienced any thefts with respect to the Business in excess of $5,000 for any one occurrence during the last two years preceding a Closing Date.
     2.14. Solvency. Seller is not now insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller will not constitute unreasonably small capital, and Seller will not have insufficient capital with which to conduct its business, and (iii) taking into account pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms. As used in this Section 2.14, “insolvent” means that the sum of the present fair salable value of a person’s assets does not exceed its debts and other probable liabilities, and “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent, disputed or undisputed, or secured or unsecured.
     2.15. Insurance Notices. Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of any insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller.
     2.16. Licenses and Permits. Seller possesses all the licenses, authorizations, and permits listed in Schedule 2.16, accurate and complete copies of which have been delivered to Purchaser (the “Permits”). The Permits constitute all of the licenses, authorizations, and permits necessary under law or otherwise for Seller to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and Seller’s rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by Seller. Seller is in compliance in all material respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Seller or Shareholder, are threatened to be revoked, canceled, suspended or modified. Except as expressly set forth in Schedule 2.16, Seller makes no warranty or representation that any of the Permits are transferable to Purchaser. On a Closing Date, the representations and warranties set forth in this Section 2.16 shall not apply to the Business or the Assets that have already been transferred to Purchaser as provided in this Agreement.
     2.17. Compliance with Laws; No Judgments, Decrees, or Orders in Restraint of Business. As conducted by Seller, the Business is in compliance with all applicable laws and regulations, including the currency transaction reporting requirements of the Bank Secrecy Act. Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or any other person enjoining or restricting Seller in respect of any business practice or the acquisition of any property or the conduct of its business. On a Closing Date, the representations and warranties set forth in this Section 2.17 shall not apply to the Business that has already been transferred to Purchaser as provided in this Agreement.
     2.18. No Violation of Any Instrument. Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Seller pursuant to, its Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, agreement, judgment, order, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business is subject.
     On a Closing Date, the representations and warranties set forth in this Section 2.18 shall not apply to the Business or the Assets that have already been transferred to Purchaser as provided in this Agreement.
     2.19. Employee Benefit Plans. Except as listed on Schedule 2.19, Seller does not have or maintain any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which Seller or any other corporation or trade or business under common control with Seller (an “ERISA Affiliate”) as determined under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, has any current or future obligation or liability or under which any present or former employee of the Seller or an ERISA Affiliate has any current or future right to benefits. Full payment has been made of all amounts that Seller is required to have paid under the terms of all employee benefit plans as contributions to such plans, and no accumulated funding deficiencies, whether or not waived, exist with respect to such plans. No other condition exists that would justify the attachment of any Liens on, or any other recourse to, the Assets as a result of the funding or administration of any employee benefit plans of Seller.
     2.20. Employee Information. Seller has completed and submitted to Purchaser a Human Resources/Payroll Acquisition Questionnaire (the “HR Questionnaire”) and has afforded Purchaser’s representatives an opportunity to ask questions of Seller’s representatives about the information provided in the HR Questionnaire. Except as set forth in Schedule 2.20, the information set forth in the HR Questionnaire is accurate and complete as of each Closing Date.
     2.21. Labor Relations. With respect to all employees of the Business:
          (a) Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and, to the best of Seller’s knowledge, Seller is in material compliance with all applicable laws and regulations respecting immigration and occupation safety and health;
          (b) there is no collective bargaining agreement or other labor union contract applicable to any employee of Seller, and no such agreement or contract has been requested;
          (c) neither Seller nor Shareholder is aware of any union organization activities or proceedings involving any employees of Seller;
          (d) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or other governmental authority or, to the best of the knowledge of Seller or Shareholder, so threatened, and Seller is not engaged in any unfair labor practice and is not aware of any problems with employees that could have an adverse effect on the Business; and
          (e) there is no strike, labor dispute, slowdown, stoppage, or other material interference with or impairment by labor of the Business actually pending, threatened or contemplated.
On a Closing Date, the representations and warranties set forth in this Section 2.21 shall not apply to the Business that has already been transferred to Purchaser as provided in this Agreement.
     2.22. Contracts with Affiliates and Others. Except as set forth on Schedule 2.22, no director or officer of Seller, nor any person who is a spouse or descendant of such director or officer, serves as a director, officer, shareholder, partner or equity owner of any customer or supplier of the Business.
     2.23. Significant Customers. Set forth on Schedule 2.23 is a correct and complete list of each customer of the Business, if any, from which 10% or more of the gross revenues of each Location was derived during the last 12 months, together with the amount (in dollars) of gross revenues of the Business derived during such period from such customer. Neither Seller nor Shareholder has received any notice from such customer, or has any other knowledge, that such customer (i) has terminated or ceased, or has significantly reduced the volume or amount of, its business with the Business or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise, or (ii) will refuse to do business with Purchaser after the Closing on substantially the same terms and conditions as it did business with Seller before the Closing. On a Closing Date, the representations and warranties set forth in this Section 2.23 shall not apply to Locations that have already been transferred to Purchaser as provided in this Agreement.

     2.24. Accuracy of Information Furnished. No representation or warranty by Seller or Shareholder in or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not false or misleading. To the best of the knowledge of Seller and Shareholder, Seller and Shareholder have disclosed to Purchaser all facts known to it and him that are material to the operations, financial condition or prospects of the Business.
     2.25. No Brokerage Fees. Neither Seller or Shareholder nor any officer, director or employee of Seller has employed any broker or finder or incurred any liability for any brokerage fees, or commissions or finders’ fees in connection with the transactions contemplated hereby.
     2.26. Real Property Leases. Accurate and complete copies of the real property leases described in Schedule 2.26 (the “Real Property Leases”) have been delivered or made available to Purchaser on or prior to the date hereof. Each Real Property Lease is valid, binding, subsisting and enforceable. Seller has not received notice that Seller is in default under any Real Property Lease, and there is no existing material breach, violation, default, event of default or event, occurrence, or act that, with or without the giving of notice, lapse of time, or the occurrence of any other event, would constitute a default under any Real Property Lease. Subject to the consent of each landlord under each Real Property Lease (and to the extent applicable and required, each landlord under a Base Lease (as hereinafter defined)) to the assignment of each Real Property Lease to Purchaser (if required in such Real Property Lease), the consummation of the transactions contemplated hereby will not affect the continuance in full force and effect of any Real Property Lease. There is no dispute among any of the parties to each Real Property Lease, and no penalty has been incurred with respect thereto. For the purposes of this Section 2.26 only, a material breach or combination of breaches shall mean any breach that results in damages in excess of $2,500 as to a single breach or $25,000 as to a combination of breaches with respect to all Real Property Leases. Seller has not received notice of any plan or intention of any landlord or any other party to a Real Property Lease to exercise any right to cancel or terminate a Real Property Lease in advance of its stated termination date, and Seller does not know of any fact that would justify the exercise of such right (whether or not such notice is subject to any applicable cure period). If any of the Real Property Leases is a sublease, the base landlord under the base lease to which such Real Property Lease is subject (a “Base Lease”) has previously consented to such Real Property Lease and Seller has not received notice and is not aware of any default under such Base Lease or any plan or intention of such base landlord under such Base Lease to cancel or terminate such Base Lease thus resulting in a cancellation or termination of such Real Property Lease. On a Closing Date, the representations and warranties set forth in this Section 2.26 shall not apply to any Real Property Lease that has already been transferred to Purchaser as provided in this Agreement.
     2.27. Subleases. Accurate and complete copies of the real property subleases under the Real Property Leases to which Seller is landlord thereunder described in Schedule 2.27 (the “Subleases”) have been delivered or made available to Purchaser on or prior to the date hereof. Each Sublease is valid, binding, subsisting and enforceable. Seller has neither received notice that Seller is in default under any Sublease nor given notice of default to any subtenant under any such Sublease, and there is no existing material breach, violation, default, event of default or event, occurrence, or act that, with or without the giving of notice lapse of time, or the occurrence of any other event, would constitute a default by any party under any such Sublease. The landlord under the Real Property Lease to which the Sublease is subject has previously consented to such Sublease. The consummation of the transactions contemplated hereby will not affect the continuance in full force and effect of any Sublease. There is no dispute among any of the parties to each Sublease and no penalty has been incurred with respect thereto. For the purposes of this Section 2.27 only, a material breach or combination of breaches shall mean any breach that results in damages in excess of $1,000 as to a single breach or $10,000 as to a combination of breaches with respect to all of the Subleases. Seller has not received notice of any plan or intention of any subtenant under any Sublease to exercise any right to cancel or terminate a Sublease in advance of its stated termination date, and Seller does not know of any fact that would justify the exercise of such right (whether or not such notice is subject to any applicable cure period). On a Closing Date, the representations and warranties set forth in this Section 2.27 shall not apply to any Sublease that has already been transferred to Purchaser as provided in this Agreement.
     2.28. Convertible Notes. With respect to the Convertible Notes:
          (a) PCE is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1934, as amended (the “Securities Act”).
          (b) PCE is acquiring the Convertible Notes for PCE’s own account and not with a view to their resale or distribution in violation of the Securities Act, the securities laws of any state or any other applicable jurisdiction, and the Convertible Notes will not be disposed of in contravention of the Securities Act, the securities laws of any state or any other applicable jurisdiction. Each of Seller and Shareholder hereby acknowledges and agrees that neither the Convertible Notes nor the shares of common stock issuable upon exercise of the Convertible Notes have been registered under the Securities Act or under any state securities laws, and that Company is issuing the Convertible Notes to PCE pursuant to an exemption from registration and in reliance on the representations and warranties made herein by Seller and Shareholder.
          (c) Each of Seller and Shareholder acknowledges that the Convertible Notes and the underlying shares of Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.
          (d) Each of Seller and Shareholder understands that no public market now exists for any of the Convertible Notes and there can be no assurance that a public market will ever exist for the Convertible Notes.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller and Shareholder as of the date hereof and, except as otherwise specified herein, as of each Closing Date as follows:
     3.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

     3.2. Authority and Validity. Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery, and performance by it of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.
     3.3. Binding Effect. This Agreement and the other documents executed by Purchaser in connection with this Agreement have been duly executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally, and (ii) equitable principles of general applicability.
     3.4. Necessary Approvals and Consents. No authorization, consent, permit, license or approval of, or declaration, registration, or filing with, any person (including any or governmental authority) is required as a condition to the execution, delivery, or performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement or the consummation by it of the transactions contemplated hereby and thereby.
     3.5. No Brokerage Fees. Neither Purchaser nor any officer, director or employee of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders’ fees in connection with the transactions contemplated hereby.
     3.6. Purchaser’s Due Diligence. Purchaser acknowledges that except as otherwise expressly set forth in this Agreement, Purchaser is purchasing the Assets and Business in “AS IS” condition and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever from or made on behalf of, Seller and/or Shareholder. Purchaser further acknowledges and agrees that in entering into this Agreement:
           (i) except as otherwise expressly set forth in this Agreement, neither Seller nor Shareholder have made nor will either make any warranties or representation, whether express or implied, oral or written, with respect to the Assets or the Business, their condition, value, profitability or marketability thereof; and
           (ii) Upon or as of the Closings hereunder, Purchaser shall be deemed to have made such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Business and the Assets and the value thereof.
ARTICLE 4.
COVENANTS
     4.1. Payment of Obligations Not Assumed. All obligations of Seller not specifically assumed by Purchaser in this Agreement, including all liability for income taxes, sales taxes and other taxes accruing prior to a Closing Date or relating to the purchase of the Business and the Assets, shall be paid by Seller, and Purchaser shall have no responsibility therefor.
     4.2. Noncompetition, Nondisclosure and Nonsolicitation Agreements. Seller and Shareholder acknowledge and agree that (i) Purchaser would not have entered into this

Agreement to purchase the Assets but for the following noncompetition, nondisclosure and nonsolicitation covenants of Seller and Shareholder, (ii) this Section 4.2 is supported by good and sufficient consideration, and (iii) they possess information concerning the Business and the Assets that would enable them to injure Purchaser and diminish the value of the investment by Purchaser in the Business and the Assets if Seller or Shareholder should engage in any business that is competitive with the check-cashing and related businesses conducted by Purchaser. Therefore, Seller and Shareholder hereby agree to the following:
          (a) Without the prior written consent of Purchaser, as specifically authorized or approved by its board of directors, or except as otherwise provided in this Section 4.2, neither Seller nor Shareholder will, directly or indirectly, engage in any business that provides the same or any similar services or products as those included in the Business or provided by Purchaser anywhere within a 5-mile radius of any Acquired Location as of the final Closing Date. This noncompetition agreement shall in no event be applicable to either (i) any full service bank branch not operating under the “Popular Cash Express” name now or hereafter owned and/or operated by Banco Popular North America, or its affiliates or subsidiaries (including, without limitation, services provided by Banco Popular North America or its affiliates or subsidiaries to money service business customers), (ii) the six (6) “Popular Cash Express” limited service branches currently operated by Banco Popular North America and identified on Schedule 4.2(a), or (iii) any Location not acquired by Purchaser for any reason whatsoever.
          (b) Seller and Shareholder agree not to, directly or indirectly, solicit for employment or employ any employee of Purchaser or its subsidiaries, or any person who was an employee of Purchaser or its subsidiaries within 12 months prior to such solicitation or employment, or induce or attempt to induce any employee of Purchaser or its subsidiaries to terminate such employee’s employment.
          (c) The noncompetition agreement set forth in subsection (a) of this Section 4.2 shall terminate on the fifth anniversary of the Effective Date. The nonsolicitation agreement set forth in subsection (b) of this Section 4.2 shall terminate on the first anniversary of the final Closing Date.
          (d) Prior to the date hereof, Seller has had various trade secrets consisting of, but not limited to, client lists and requirements, prospective client lists, processes, compilation of information, records, sales procedures, marketing techniques, methods of doing business and other confidential information (collectively, the “Trade Secrets”) which were owned by Seller and are being acquired by Purchaser as part of the transactions contemplated hereby. Seller and Shareholder covenant and agree that they shall not, either directly or indirectly, at any time after each Closing Date, use for such their own benefit or the benefit of any other person, or disclose or disseminate to any other person, any of the Trade Secrets.
          (e) For purposes of Article IV, the term “indirectly” means the performance of services by any business or entity in which either of Seller or Shareholder either owns or possesses more than a 5% interest in profits, losses or capital, or is a partner, or for which Seller or Shareholder acts as officer, director, agent or representative, or to which Seller or Shareholder provides consulting or advisory services.

     4.3. Seller’s Employees.
          (a) Seller shall terminate its employees of the Business with respect to each Acquired Location at the close of business on the day before the Closing Date with respect to each such Acquired Location. Seller shall have sole and absolute responsibility for any financial or other commitments that Seller may have to any of its employees or former employees, including any and all claims or obligations arising under any and all employment policies and procedures of Seller, under any employee benefit plan of Seller, or under any local, state, or federal law, rule, or regulation regarding termination of employment for any employment loss which occurs before the Closing Date with respect to an Acquired Location or otherwise in connection with this Agreement. Seller shall be liable to its employees and former employees for all wages, severance benefits, unpaid vacation pay, unpaid sick and holiday pay, and other obligations of any kind whatsoever through the day before the Closing Date with respect to an Acquired Location. Seller is responsible for resolving any conflicts, errors or discrepancies involving its employee policies and procedures with respect to the period of time before the Closing Date with respect to an Acquired Location.
          (b) With respect to the employees of the Business at an Acquired Location on the date of the Closing of such Acquired Location (the “Seller Employees”), Purchaser shall (i) subject to compliance with its hiring and other employment policies and procedures (including, without limitation, drug-testing and background check(s)), extend an offer of employment to all Seller Employees working at such Location (the “Store Employees”), (ii) evaluate all of the other Seller Employees working in the field (i.e., not Store Employees or employees in the corporate office of Seller) and supporting the Store Employees (the “Field Employees”) and, subject to compliance with its hiring and other employment policies and procedures, extend an offer of employment to as many Field Employees as Purchaser deems, in its sole and absolute discretion, to be commercially reasonable, and (iii) have no obligation to extend an offer of employment to any Seller Employees that are not either Store Employees or Field Employees (and does not intend to do so).
          (c) Purchaser shall extend service credit to each employee of Seller with respect to the Business at an Acquired Location who is hired by Purchaser on the date of the Closing of such Acquired Location (a “Hired Employee”) for the full period of time each Hired Employee worked for Seller before such Closing Date. Nevertheless, although Purchaser will base paid vacation time due each Hired Employee upon the period of time the Hired Employee has worked both for Seller before date of the Closing of the Acquired Location and for Purchaser on and after such Closing Date, each Hired Employee must work for Purchaser for six (6) full months before the Hired Employee is eligible for any paid vacation (in accordance with Purchaser’s normal vacation policy).
          (d) Hired Employees shall be employed by Purchaser solely in accordance with Purchaser’s hiring and other employment policies and procedures, which may differ from Seller’s employment policies and procedures.
     4.4. Grant of Limited License. Seller shall grant to Purchaser a limited, nonexclusive, royalty free, fully paid license (the “License”) to use Intellectual Property at each Acquired Location and, at the option of Purchaser, the ACE Cash Express store closest to any of the

Acquired Locations described on Schedule 4.4 with a Real Property Lease that has a term expiring prior to, and Purchaser is unable to secure an extension (upon terms acceptable to Purchaser in its sole discretion) of such term through, December 31, 2007 (the “ACE Alternate Locations”) (but not at any other store or other location owned or operated by Purchaser), including all signage and point-of-sale materials at such Acquired Location or ACE Alternate Location containing the same (the “Licensed Materials”). The License shall commence upon the earlier of (a) the Closing Date for each Acquired Location, or (b) the date of designation by Purchaser of an ACE Alternate Location, and in all cases shall continue for a period of not more than three (3) years after the final Closing Date. Purchaser agrees that (i) the Licensed Materials shall be used substantially in the same manner as used immediately prior to such Closing Date and (ii) the License is non-transferable. Notwithstanding the foregoing, Purchaser agrees that, after the Closing Date for a Location, Purchaser shall promptly remove or obstruct from view in a commercially reasonable manner any usage of the logo for “BPPR” at such Location, whether in the form of signage, store decals or otherwise and, to the extent removed, destroy such materials.
     4.5. Closure of California Store. On the first Closing Date on which Purchaser acquires a Location located in the State of California, Seller shall close its store located at 334 S. Broadway, Los Angeles, California 90013.
ARTICLE 5.
PRE-CLOSING COVENANTS OF SELLER AND SHAREHOLDER
     Seller and Shareholder covenant with Purchaser as follows:
     5.1. Conduct and Preservation of Business. Until the Closing with respect to a Location, (i) Seller shall conduct the Business at such Location only in the ordinary course consistent with past practice and in compliance with all applicable laws, statutes, rules, regulations and ordinances, and will not introduce any new method of management or operation, (ii) each of Seller and Shareholder shall use its commercially reasonable efforts to preserve the Business at such Location intact, to retain present customers and all other persons having business relationships with Seller at such Location so that they will be available to Purchaser at and after the Closing and to cause the tangible Assets at that Location to be maintained, repaired and insured in accordance with past practices, and (iii) Seller and Shareholder shall not take any action that might impair the Business or the Assets at such Location or take or fail to take any action that would cause or permit the representations made in Article 2 hereof to be inaccurate at the time of the Closing or preclude Seller or Shareholder from making such representations and warranties at the Closing. All risk of loss arising out of casualty and all liability to third parties, including employees, in connection with or arising out of operations of the Business before the Closing shall be that of Seller, and Purchaser shall have no obligation or liability therefor.
     5.2. Access. Until the Closing with respect to all Locations, Seller and Shareholder shall (i) give Purchaser and its authorized representatives full access to the Locations, during normal business hours upon reasonable notice and subject to safety and security procedures and requirements, for inspection of the Assets and Business, and (ii) shall cause Seller’s officers and other representatives to furnish Purchaser and its authorized representatives with all documents, records and information, including operating information, with respect to the Assets and the

Business as Purchaser may from time to time reasonably request; provided, however, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty of Seller contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith. Any and all requests for access and information pursuant to this Section 5.2 shall be directed to the attention of Seller’s President, Bernard J. Flaherty at the address (or fax number) indicated in Section 8.6.
     5.3. Material Adverse Change. Prior to the Closing with respect to all Locations, Seller and Shareholder shall promptly inform Purchaser in writing of any event or circumstance that is or would reasonably be expected to result in a material adverse change in the Business or the Assets or in any representation or warranty made by either of them in this Agreement becoming untrue in any material respect. In the event of a material adverse change in the Business or the Assets at any Location, Purchaser may elect to treat the Location as a Terminated Location and the Purchase Price shall be reduced as described in Section 1.5. For the purposes of this Section 5.3 only, the term “material adverse change” with respect to a Location shall exclude a decline in gross revenues for such Location less than ten percent (10%) on an annualized basis when compared to the gross revenues for such Location for the 12-month period ended June 30, 2005. If Purchaser elects to purchase a Location(s) subject to a material adverse change in the Business or Assets, the purchase of that Location shall be deemed a waiver by Purchaser of its ability to assert any claim based on the respective material adverse change, but shall not be deemed a waiver by Purchaser of the breach of any other representation or warranty of Seller or Shareholder, if any, contained in this Agreement.
     5.4. Approvals of Third Parties. As soon as practicable after the execution of this Agreement, but in any event prior to the applicable Closing Date, Seller and Shareholder shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation by them of the transactions contemplated by this Agreement.
     5.5. Hiring of Employees. Seller and Shareholder will comply with all reasonable requests made by Purchaser for the purpose of allowing Purchaser, and will cooperate with Purchaser’s efforts, to hire, at and after a Closing with respect to an Acquired Location, those employees of Seller designated by Purchaser.
     5.6. Employee Compensation. Until the Closings with respect to all Locations, (i) no increase will be made in the compensation or rate of compensation payable or to become payable to any of the employees of Seller in the Business and (ii) no bonus, profit sharing, retirement, insurance, death, fringe benefit, or other extraordinary or indirect compensation shall accrue, be set aside, or be paid to, for or on behalf of any of such employees of the Business other than as required by existing Plans as now in effect, and no Plan other than those now in effect shall be adopted or committed to be adopted, and (iii) no loan shall be made or advanced to Shareholder or any officer, director, employee or agent of Seller in the Business (except for reasonable travel advances for business in accordance with past practices)
     5.7. No Transactions in Ownership Interests. Until the Closing, neither Seller nor Shareholder shall (i) effect any amendment to any of Seller’s governing corporate documents, (ii) cause or permit the issuance of any additional shares of capital stock or other equity or ownership interests (or options, warrants, or other rights to acquire capital stock, or ownership interests) of Seller, (iii) cause or permit the redemption, repurchase, or other acquisition of any shares of capital stock or other equity or ownership interests of Seller or (iv) declare, pay or set aside for payment any dividend or distribution with respect to Seller’s capital stock or other equity or ownership interests.
     5.8. Tangible Assets. Prior to the Closing with respect to all Locations, Seller will not, and Shareholder will not permit Seller to, acquire or dispose of, or agree or commit to acquire or dispose of, any tangible Assets (other than in the ordinary course of business consistent with past practices) used in or for the Business without the prior written consent of Purchaser.
     5.9. Liens or Investments. Prior to the Closing with respect to all Locations, Seller will not, and Shareholder will not permit Seller to, (i) enter into or assume any mortgage, pledge, conditional sale, or other title retention agreement or permit any lien, claim, or encumbrance of any kind to attach to any of the Assets, whether now owned or hereafter acquired, or (ii) guarantee or otherwise become contingently liable for any obligations or liabilities of any other person, except obligations arising by reason of endorsement for collection and other similar transactions in the usual and ordinary course of business, or make any capital contributions or investments in any person.
     5.10. No Negotiation with Others. As long as this Agreement shall remain in effect, neither Seller (including any officer, director or employee of Seller) nor Shareholder shall (i) discuss, negotiate with, encourage, solicit, or accept an offer from any person other than Purchaser to purchase all or any portion of the capital stock or other equity or ownership interests of Seller or the Assets, (ii) otherwise dispose of all or any portion of the Business, (iii) make any offer to effect any such transaction with any person other than Purchaser, (iv) enter into any agreement to affect any such transaction with any person other than Purchaser, or (v) disclose, directly or indirectly, any information not customarily disclosed to any person other than Purchaser concerning the Business, Assets or ownership of Seller in connection with any such proposed transaction.
     5.11. Conditions to Be Satisfied. Prior to each Closing, Seller and Shareholder shall use commercially reasonable efforts to cause the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement to be satisfied. In no event shall the procurement of any amendment(s) to the Real Property Leases (as distinguished from the consents to the assignments of the Real Property Leases to Purchaser) constitute a condition precedent to a Closing.
     5.12. Assignment and Amendments to Assumed Contracts. Prior to the applicable Closing, Seller and Shareholder shall use commercially reasonable efforts to cause the landlords for the Real Property Leases to be acquired in connection with such Closing to (a) consent to the assignment of such Real Property Leases to Purchaser at the relevant Closing, and (b) agree to certain amendments to such Real Property Leases requested by Purchaser, all in a form acceptable to Purchaser.
ARTICLE 6.
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS
     6.1. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the first Closing Date (and as set forth herein, on each other Closing Date), of the following conditions precedent, each of which may be waived in writing in the sole discretion of Purchaser:
          (a) Due Diligence. The due diligence conducted by Purchaser and its representatives in connection with the proposed transactions contemplated hereby shall not have caused Purchaser or its representatives to become aware of any facts relating to the Business, Assets, results of operations, condition (financial or otherwise), or prospects of the Business or the Assets which, in the judgment of Purchaser (in its sole discretion), make it inadvisable for Purchaser to proceed with the consummation of the transactions contemplated hereby.
          (b) Continued Truth of Representations and Warranties of Seller and Shareholder; Compliance with Covenants and Obligations. The representations and warranties of Seller and Shareholder shall be true on and as of each Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that speak as of a certain date which shall be true and correct as of such date). Seller and Shareholder shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at each Closing Date.
          (c) Governmental Approvals. As of each Closing Date, all governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary, in the judgment of Purchaser, under any applicable law, rule, order or regulation for the consummation by Seller or Shareholder of the transactions contemplated by this Agreement on such Closing Date and the operation of the Business by Purchaser shall have consented to, authorized, permitted or approved such transactions, in a manner acceptable to Purchaser in its sole discretion.
          (d) Consent of Third Parties. Subject to the provisions of Section 1.6, prior to each Closing, Seller and Shareholder shall have received all requisite consents and approvals of all lessors and other third parties whose consent or approval is required in order for Seller and Shareholder to consummate all of the transactions contemplated by this Agreement on such Closing Date, including without limitation, those set forth on Schedule 2.6, in each case in a manner acceptable to Purchaser in its sole discretion, and as of such Closing Date, such consents and approvals shall be in full force and effect.
          (e) Adverse Proceedings. As of each Closing, no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement on such Closing Date or which might affect the right of Purchaser to own the Assets or to own or operate the Business after such Closing.
          (f) Opinion of Counsel. Purchaser shall have received an opinion of Brian F. Doran, Esq., counsel to Seller, dated as of First Closing Date, covering the matters set forth on Exhibit D hereto.

          (g) Board Approval. On or prior to the First Closing Date, Purchaser shall have obtained the approval of its board of directors to consummate the transactions contemplated by this Agreement.
          (h) Closing Deliveries. Purchaser shall have received at or prior to each Closing such documents, instruments or certificates as Purchaser may reasonably request including, without limitation:
     (i) a Bill of Sale in substantially the form attached hereto as Exhibit E and made a part hereof relating to the Assets at the Locations acquired at such Closing.
     (ii) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit F, relating to the assignment and assumption of the Assumed Contracts with respect to the Assumed Contracts acquired at such Closing (the “Assumption Agreement”). If an Assumed Contract relates to more than one Location and all of the Locations to which such Assumed Contract relates are not Acquired Locations, the Assumption Agreement executed and delivered at each Closing with respect to such Assumed Contract will only provide for the assignment by Seller, and the assumption by Purchaser, of Seller’s rights and obligations under such Assumed Contract that relate to the Acquired Locations.
     (iii) consent of the other parties to all of the Assumed Contracts relating to the Locations acquired at such Closing (including the consents to the assignments of the Real Property Leases to Purchaser from the landlords thereunder) and all other consents, approvals or releases from third parties required by Purchaser.
     (iv) A certificate as to (i) the Articles of Incorporation of each of Seller and Shareholder, (ii) the Bylaws of each of Seller and Shareholder, (iii) the incumbency of the officer of Seller or Shareholder executing this Agreement and other documents in connection with this Agreement on behalf of such party and (iv) the resolutions adopted by the Board of Directors and shareholders of each of Seller and Shareholder authorizing and approving the transactions contemplated by this Agreement on such Closing.
     (v) A lease agreement covering the Excluded Florida Real Property (the “Lease Agreement”) in form and substance mutually acceptable to the Parties pursuant to which Seller will lease to Purchaser the Excluded Florida Real Property (the “Excluded Florida Real Property Lease”) for an initial five-year term and two five-year renewal options in exchange for total rent abatement through December 31, 2010 and a reasonable market rent thereafter;
     (vi) A closing statement with respect to prorations relating to the Locations acquired at such Closing;

     (vii) Consents of the Lenders under that certain First Amended and Restated Credit Agreement dated as of July 30, 2004 (as amended, the “ACE Credit Agreement”), among Purchaser, Wells Fargo Bank, National Association, as Administrative Agent, Co-Lead Arranger, Joint Book Runner and Lender, JP Morgan Chase Bank, as Syndication Agent and as a Lender, J.P. Morgan Securities, Inc., as Joint Book Runner and Co-Lead Arranger, U.S. Bank, National Association, Bank of America, N.A. and Union Bank of California, N.A., as Co-Documentation Agents and as Lenders, Keybank National Association, as Senior Managing Agent and as a Lender, and the other Lenders thereunder, to the transactions contemplated by this Agreement as required by the ACE Credit Agreement;
     (viii) Receipt by Purchaser of the approval of its Board of Directors to the transactions contemplated by this Agreement; and
     (ix) Estoppel letters from the subtenants under the Subleases confirming the status of such Subleases.
     6.2. Conditions to Obligations of Seller and Shareholder. The obligations of Seller and Shareholder under this Agreement are subject to the fulfillment, at or prior to each Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Seller and Shareholder:
          (a) Continued Truth of Representations and Warranties of Purchaser; Compliance with Covenants and Obligations. The representations and warranties of Purchaser shall be true on and as of each Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that speak as of a certain date which shall be true and correct as of such date). Purchaser shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at each Closing Date.
          (b) Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.
          (c) Purchase Price. Purchaser shall have paid the Closing Amount portion of the Purchase Price in cash in accordance with Section 1.1(c) hereof.
          (d) Closing Deliveries. Seller shall have received at or prior to each Closing, if applicable:
     (i) the Assumption Agreement;
     (ii) the Convertible Note; and
     (iii) the Lease Agreement governing the Excluded Florida Real Property.

ARTICLE 7.
INDEMNIFICATION AND CERTAIN REMEDIES
     7.1. Indemnification by Seller and Shareholder. Seller and Shareholder shall jointly and severally indemnify and hold Purchaser, and each of its officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) asserted against or incurred by Purchaser, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:
          (a) any misrepresentation or breach by Seller and/or Shareholder (or both) of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller and/or Shareholder (or both) in connection herewith;
          (b) the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets, to the extent the obligation to comply with such bulk transfer laws is imposed on Seller;
          (c) income, franchise, sales, use and other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Seller conducted before the Closing Date for an Acquired Location;
          (d) sales, transfer and other taxes, including any penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement which are by the applicable statute, regulation or ordinance the responsibility of Seller to pay;
          (e) liabilities and obligations of the Business before any Closing Date, liabilities and obligations relating to the Excluded Assets (whether before, on or after such Closing Date), and other liabilities and obligations of Seller or the Business not specifically assumed by Purchaser in this Agreement;
          (f) any actual or threatened violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state, or local laws, rules or regulations, common law or strict-liability provisions, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters (“Environmental Laws”) arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring before the Closing Date for an Acquired Location relating in any way to the Assets or the Business at such Location (including the ownership, operation or use of the Assets and the conduct of the Business before such Closing Date), including the presence of any underground storage tanks or any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous, or with respect to which remedial obligations may be imposed, under any Environmental Laws or (ii) exposure to which may pose a health or safety hazard (“Environmental Materials”) on, in, under or affecting all or any portion of Seller’s properties or any surrounding areas, and any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance, pollutant or contaminant) (“Release”) or threatened Release with respect to such underground storage tanks or Environmental Materials, and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Environmental Materials; but excluding any violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws that is attributable solely to a change by Purchaser in the structure, use or condition of any of the Assets on or after such Closing Date; and
           (g) any losses or costs of defending against any claims which may be made against Purchaser by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring before the Closing Date for an Acquired Location.
Any payment by Seller and/or Shareholder pursuant to the indemnification obligations set forth in this Section 7.1, including any credit or offset contemplated by Section 7.6, shall constitute a reduction of the Purchase Price.
     7.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and Shareholder, and each of their respective officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) asserted against or incurred by Seller or Shareholder (i) resulting from or arising out of or in connection with any misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith, (ii) resulting from or arising out of or in connection with the operations of Purchaser on and after the Closing Date for an Acquired Location, other than liabilities not assumed by Purchaser herein, (iii) in connection with the liabilities and obligations of the Business as of and after the applicable Closing Date and any liabilities or obligations of Seller or the Business specifically assumed by Purchaser in this Agreement, (iv) resulting from or arising out of the failure to comply with any applicable bulk transfer laws relating to the transfer of Assets, to the extent the obligation to comply with such bulk transfer laws is imposed on Purchaser, and (v) sales, transfer and other taxes, including penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement which are by the applicable statute, regulation or ordinance the responsibility of Purchaser to pay.
     7.3. Certain Remedies. Each Party acknowledges that a refusal without just cause by such Party to comply with the agreements made herein will cause irreparable harm to the other Party or Parties for which there may be no adequate remedy at law. In such circumstance, a Party or Parties not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the Party or Parties that so refused to comply with or breached this Agreement.
     7.4. Attorneys’ Fees. In any action or proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing Party or

Parties shall be entitled to recover reasonable attorneys’ fees incurred in connection with such enforcement action or proceeding.
     7.5. Survival of Representations and Warranties. Each representation or warranty made by any Party shall survive each Closing.
     7.6. EXPRESS NEGLIGENCE. THE INDEMNIFICATION AGREEMENTS SET FORTH IN THIS AGREEMENT ARE INTENDED TO, AND SHALL HAVE THE EFFECT OF, INDEMNIFYING A PERSON AGAINST THE RESULTS OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE.
     7.7. Method of Asserting Claims, Etc.
          (a) If any claim or demand for which any Party or Parties (whether one or more, “Indemnifying Parties”) would be liable to another person or persons (whether one or more, “Indemnified Parties”) under Section 7.1 or Section 7.2 hereof is asserted against or sought to be collected from Indemnified Parties by a third party (a “Third-Party Claim”), Indemnified Parties shall promptly (or, in any event, within such period as may reasonably be necessary to assure that no defense of the Indemnifying Parties will be prejudiced or impaired) notify Indemnifying Parties of such Third-Party Claim, specifying the nature of such Third-Party Claim, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (the “Claim Notice”). Indemnifying Parties shall have 15 days from the date on which the Claim Notice is given, but, in any event, no longer than five days before the day on which an answer or other pleading must be served in order to prevent a default judgment in favor of the person asserting the Third-Party Claim (the “Notice Period”), to notify Indemnified Parties (i) whether or not they dispute their liability to Indemnified Parties hereunder with respect to such Third-Party claim and (ii) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense (subject to resolution of the dispute), to defend Indemnified Parties against such Third-Party Claim.
          (b) If Indemnifying Parties dispute their liability with respect to such Third-Party Claim or the amount thereof (whether or not Indemnifying Parties desire to defend Indemnified Parties against such Third-Party Claim as provided in paragraphs (c) and (d) of this Section 7.7), such dispute shall be resolved in accordance with Section 7.9 hereof. Pending the resolution of any dispute by Indemnifying Parties of their liability with respect to any Third-Party Claim, such Third-Party Claim shall not be settled without the prior written consent of Indemnified Parties.
          (c) If Indemnifying Parties notify Indemnified Parties within the Notice Period that they desire to defend Indemnified Parties against such Third-Party Claim, then, except as hereinafter provided, Indemnifying Parties shall have the right to defend Indemnified Parties by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid Indemnified Parties becoming subject to liability for any other matter; provided, however, Indemnifying Parties shall not, without the prior written consent of Indemnified Parties, consent to the entry of any judgment or order against Indemnified Parties or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to Indemnified Parties of a release, in form and substance satisfactory to Indemnified Parties, from all liability in respect of such Third-Party Claim. If Indemnified Parties desire to participate in, but not control, any such defense or settlement, they may do so at their sole cost and expense. If, in the reasonable opinion of Indemnified Parties, any such Third-Party Claim or the litigation or resolution of any such Third-Party Claim involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnified Parties, including any issue under applicable Tax laws of any Indemnified Parties, then Indemnified Parties shall have the right to control the defense or settlement of such Third-Party Claim and their costs and expenses of defense or settlement shall be included as part of the indemnification obligation of Indemnifying Parties hereunder; provided, however, that Indemnified Parties shall not settle such Third-Party Claim without the prior written consent of Indemnifying Parties (which consent shall not be reasonably withheld). If Indemnified Parties should elect to exercise such right, Indemnifying Parties shall have the right to participate in, but not control, the defense or settlement of such Third-Party Claim or demand at their sole cost and expense.
             (d)  (i) If Indemnifying Parties elect not to defend Indemnified Parties against such Third-Party claim, whether by not giving Indemnified Parties timely notice as provided above or otherwise, then the amount of any such Third-Party Claim, or if the same be defended by Indemnifying Parties or by Indemnified Parties (but none of Indemnified Parties shall have any obligation to defend any such Third-Party Claim), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnifying Parties hereunder, unless Indemnifying Parties shall have disputed their liability to Indemnified Parties, as provided in paragraphs (a) and (b) of this Section 7.7, in which event such dispute shall be resolved as provided in Section 7.9 hereof.
     (ii) If Indemnified Parties should have a claim against Indemnifying Parties hereunder that does not involve a Third-Party Claim or that continues after resolution of a Third-Party Claim, Indemnified Parties shall promptly give a notice with respect to such claim to Indemnifying Parties (which shall be deemed to have the same effect under Section 7.7(a) hereof as a Claim Notice). If Indemnifying Parties dispute their liability with respect to such claim, such dispute shall be resolved in accordance with Section 7.9 hereof; if Indemnifying Parties do not notify Indemnified Parties within the 15-day Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of Indemnifying Parties hereunder.
     7.8. Payment. Upon the determination of their liability under Section 7.7 or Section 7.9 hereof, Indemnifying Parties shall pay to Indemnified Parties, within ten days after such determination, the amount of such liability to be indemnified hereunder. Upon the payment in full of any claim, the person making payment shall be subrogated to the rights of Indemnified Parties against any other person with respect to the subject matter of such claim.

     7.9. Arbitration.
          (a) Any and all disputes under this Agreement shall be resolved or settled by arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any Party giving written notice to each other Party to a dispute that such dispute has been referred to arbitration under this Section 7.9. The arbitration shall be conducted in Dallas, Texas. The arbitrator shall be selected by the joint agreement of the parties to the dispute, but if they do not so agree within twenty (20) days after the date of the notice referred to in the preceding sentence, the selection shall be made pursuant to the rules of, from the panels of arbitrators maintained by, the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties and must be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Parties, and judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the Parties or their respective assets, it being the intent of the Parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law. Each Party shall pay its own expenses of arbitration (including those of its own counsel and witnesses), and the expenses of the arbitrator shall be shared equally; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party to the dispute (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense, or objection.
          (b) Nothing contained in this Section 7.9 shall prevent the parties to a dispute from settling any dispute by mutual agreement at any time. Further, nothing in this Section 7.9 shall limit the rights of the Parties otherwise described in this Agreement to exercise self-help remedies, such as offset, or to obtain provisional, ancillary, or equitable remedies, such as injunctive relief for specific performance.
     7.10. Nonexclusive Remedies. Notwithstanding anything to the contrary in this Agreement, the rights and remedies provided in this Article 7 shall not be exclusive of any other rights or remedies afforded to any Party, whether by contract, at law or in equity. The rights and remedies provided in this Agreement are cumulative, and the exercise of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to exercise any or all other rights or remedies to which it is entitled.
ARTICLE 8.
MISCELLANEOUS
     8.1. Expenses. Each Party shall pay its own expenses incurred in connection with this Agreement and the other documents in connection herewith and the transactions contemplated hereby and thereby. Seller shall pay any and all charges imposed by other parties to the Assumed Contracts to process requests for consents to the assignment of such Assumed Contracts or estoppel letters.
     8.2. Reliance. Notwithstanding the investigations conducted, and the opportunities to investigate and to verify afforded, by each Party hereunder, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties of that Party made in this Agreement and the other documents executed, delivered or furnished in connection herewith.
     8.3. Definitions of Knowledge. References herein to the “knowledge” or “the best of the knowledge” of Seller or Shareholder with respect to (as a qualification of) their respective representations and warranties herein (to the extent expressly stated herein) shall have the following meanings:
           (a) With respect to Shareholder, his actual present consciousness and recollection of the facts set forth in or underlying each such representation or warranty, and his investigation of matters for the purpose of the transactions contemplated by this Agreement, in each case as a reasonably prudent person; and
           (b) with respect to Seller, its management’s actual and present consciousness and recollection of the facts underlying each such representation and warranty, assuming the performance by each member of the Seller’s management of his managerial obligations in the business and operations of Seller and his investigation of matters for the purpose of the transactions contemplated by this Agreement, in each case as a reasonably prudent person.
     8.4. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents executed or delivered pursuant hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the Parties with respect to such transactions. Section and other headings are for reference only and shall not affect the interpretation or construction of this Agreement. The Parties have not made any representations or warranties except as expressly set forth in this Agreement, the Exhibits, the Schedules, or in any other document executed, delivered or furnished in connection herewith.
     8.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.
     8.6. Notices. All notices, demands, requests and other communications that may be or are required to be given, made, sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered personally, delivered by courier, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy, addressed as follows:

If to Seller:	Popular Cash Express, Inc.
Popular Cash Express – California, Inc.
c/o Bernard J. Flaherty
9600 West Bryn Mawr
Rosemont, IL 60018
Fax: 847-994-6835

With a copy to	Brian F. Doran, Esq.
c/o Banco Popular North America
120 Broadway-15th Floor
New York, NY 10271
Fax: 212-417-6602

If to Purchaser:	ACE Cash Express, Inc
c/o Walter E. Evans
1231 Greenway Drive, Suite 600
Irving, TX 75038
Fax: 972-582-1426

If to Shareholder:	Popular North America, Inc.
c/o Banco Popular North America
120 Broadway – 15th Floor
New York, New York 10271
Attention: Brian F. Doran, Esq.
Fax: 212-417-6602
Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, made, or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, made, sent and received for all purposes at such time as it is delivered to or received by the addressee (with the return receipt, the delivery receipt, the affidavit of courier, or (with respect to a telecopy) the confirmation being deemed conclusive evidence of such delivery or receipt) or at such time as delivery or receipt is refused by the addressee upon presentation.
     8.7. Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective heirs, personal representatives, successors and permitted assigns. No Party may assign its or his rights or obligations under this Agreement without the prior written consent of the other Parties; any purported assignment without that consent shall be void. No Hired Employee shall be a beneficiary of any of the Parties’ covenants or obligations under this Agreement.
     8.8. Applicable Law, Venue and Jurisdiction. The laws of the State of Texas shall govern this Agreement, its terms and conditions, the interpretation hereof, and the rights and obligations of the Parties hereunder. Any action at law or in equity brought to interpret or enforce this Agreement or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication in federal or state courts located in Dallas County, Texas, and the Parties consent to the jurisdiction of such Texas state and federal courts and agree to the validity of service of process in any such action by registered or certified mail, return receipt requested.
     8.9. Amendment; Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party or Parties against which enforcement of the amendment, modification or supplement is sought. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of either Party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.
     8.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, may be possible and be legal, valid or enforceable.
     8.11. Certain Defined Terms. When used in this Agreement, (i) “include” and “including” shall not signify any limitation or restriction, (ii) “hereof,” “herein,” “hereby” and similar terms shall be deemed references to this Agreement as a whole, (iii) “person” shall include natural persons, entities of any kind, and governmental authorities, (iv) “Section,” “Exhibit” and “Schedule” shall refer to a Section, an Exhibit and a Schedule, respectively, of or to this Agreement, unless otherwise stated and (v) “Business Day” shall mean any Monday through Friday other than any such day that banks are authorized to be closed in the State of Texas. Pronouns referring to any gender shall be deemed references to each other gender as appropriate.
     8.12. Confidentiality. At all times after the Effective Date, each of the Parties will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates and such affiliates’ respective officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the “Information”), except to the extent (i) necessary for such Party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is otherwise available from third persons without restriction on its further disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other party of any required disclosure of the Information to or before any court or regulatory agency or in any civil or administrative proceeding), or (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other party hereto, any of its officers, representatives, brokers, attorneys, advisers or affiliates, or any of such affiliates, respective officers, representatives, brokers, attorneys, advisers or affiliates, or any affiliate of any of them. Any Party intending to issue a press release regarding the transactions contemplated under this Agreement shall provide to the other Party, before issuing such press release, a draft of such press release and a reasonable opportunity to provide comments thereto. This Section 8.12 shall survive any and all Closings or the termination of this Agreement.

     8.13. Negotiated Agreement. All of the Parties have participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arising regarding this Agreement, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     8.14. No Third-Party Beneficiary. Nothing herein is intended to or shall be construed to confer upon or give to any person other than the Parties and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.
     8.15. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the first Closing in the following manner:
          (a) by mutual written consent of Seller and Purchaser; or
          (b) by either Seller or Purchaser, if the First Closing Date shall not have occurred on or before October 31, 2005, unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to Section 8.15(b); or
          (c) by either Seller or Purchaser, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a governmental authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or
          (d) by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct, when made or at any time prior to the first Closing Date as if made at and as of such time, or (ii) Purchaser shall have failed to fulfill any of its obligations under this Agreement; or
          (e) by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct when made or at any time prior to the first Closing as if made at and as of such time, or (ii) Seller shall have failed to fulfill any of its obligations under this Agreement.
     8.16. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.15 by Seller or Purchaser, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned and of no further force and effect.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

POPULAR CASH EXPRESS, INC.
POPULAR CASH EXPRESS–CALIFORNIA, INC.

By :	/s/ BERNARD J. FLAHERTY

Name : Bernard J. Flaherty
Title : President and CEO

PURCHASER:

ACE CASH EXPRESS, INC.

By :	/s/ WILLIAM S. MCCALMONT

Name : William S. McCalmont
Title : Executive Vice President and CFO
SHAREHOLDER:
POPULAR NORTH AMERICA, INC.

By :	/s/ ROBERTO R. HERENCIA

Name : Roberto R. Herencia
Title : Executive Vice President